Exhibit 99.1

Forum Energy Technologies, Inc. Announces Preliminary Second Quarter 2020 Financial Results
HOUSTON--(BUSINESS WIRE)-July 13, 2020-Forum Energy Technologies, Inc. (NYSE: FET) (the “Company” or “Forum”) today announced that revenue for the second quarter 2020 is now projected to be in the range of $110 to $115 million, a decline of approximately 37-40% from first quarter revenue of $183 million. Free cash flow after capital expenditures and interest expense for the quarter is now expected to be approximately negative $6 million. Due to the preliminary nature of this guidance, a reconciliation to cash flow from operations is not currently available. A full reconciliation will be provided with the Forum’s second quarter 2020 earnings announcement, which is currently scheduled to be released in the beginning of August 2020.
Cris Gaut, Forum’s Chairman and CEO commented, “In the second quarter, our industry saw an unprecedented decrease in U.S. drilling and completion activity levels, as evidenced by the roughly 67% decline in the U.S. drilling rig count from the first quarter average to current levels. This extremely steep decline, and the resulting lack of spending by Forum’s drilling and completion services customers, adversely impacted Forum’s revenue. In response to this decrease in revenue, Forum executed an aggressive cost reduction plan. Despite these cost reduction efforts, we expect the sharp decreases in revenue to have a significant negative impact on our financial results including net income, operating income, and adjusted EBITDA. We continue to focus on addressing our impending long-term debt maturity through our recently announced debt exchange offer. We believe that sizing the company for the current market environment, while emphasizing our winning products, will position Forum for success once drilling and completion activity levels improve.”

Preliminary Financial Information
The foregoing preliminary unaudited financial information is based on estimates and subject to completion of the Company’s financial closing procedures and audit processes. Such information has been prepared by management solely based on currently available information. The preliminary unaudited information does not represent and is not a substitute for a comprehensive statement of financial and operating results, and the Company’s actual results may differ materially from these estimates because of final adjustments, the completion of the Company’s financial closing procedures, and other developments after the date of this release.

Non-GAAP Financial Measures
Free cash flow is a non-GAAP financial measure. The Company believes free cash flow is an important measure because it encompasses both profitability and capital management in evaluating results. The presentation of free cash flow is not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.
About Forum
Forum Energy Technologies, Inc. is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

For further information contact:

Investor Contact
Lyle Williams
713.351.7920
lyle.williams@f-e-t.com

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